                                  June 30, 1999

Lehman Brothers Inc.                       Merrill Lynch, Pierce, Fenner
Three World Financial Center               & Smith Incorporated
New York, New York 10285                   North Tower
                                           World Financial Center
Banc of America Securities LLC             New York, New York 10201
100 North Tyron Street 10th Floor
Charlotte, NC 28255                        U.S. Bank Trust National Association
                                           180 East Fifth Street
Chase Securities Inc.                      St. Paul, Minnesota 55101
270 Park Avenue, 7th Floor
New York, NY  10017                        Fitch IBCA, Inc.
                                           One State Street Plaza
First Union Capital Markets                New York, New York 10004
a division of Wheat First Securities Corp.
1 First Union Center, Sixth Floor          Standard & Poor's Ratings Services
Charlotte, NC  28288                       55 Water Street
                                           New York, New York 10041
Credit Suisse First Boston Corporation
11 Madison Avenue, 6th Floor
New York, NY  10004

     Re: Green Tree Financial Corporation
         Certificates for Home Equity Loans, Series 1999-C

Gentlemen:

     We have acted as counsel for Green Tree Financial Corporation ("Green Tree") in connection with its execution of a Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), between Green Tree as seller and servicer and U.S. Bank Trust National Association, as Trustee (the "Trustee"), and its establishment, pursuant to the Pooling and Servicing Agreement, of Home Equity Loan Trust 1999-C (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

     Pursuant to the Pooling and Servicing Agreement, Green Tree will transfer to the Trust the Loans and certain related property and Green Tree will act as Servicer of the Loans and

Lehman Brothers Inc.
Banc of America Securities, LLC
Chase Securities Inc.
First Union Capital Markets
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated
U.S. Bank Trust National Association
Fitch IBCA, Inc.
Standard & Poor's Ratings Systems
June 30, 1999
Page 2


provide a Class B-2 Limited Guaranty in respect of the Class B-2 Certificates against losses on the Loans.

     Green Tree has requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

     In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Green Tree and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

     Based upon the foregoing, as of the date hereof it is our opinion that:

     1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC

Lehman Brothers Inc.
Banc of America Securities, LLC
Chase Securities Inc.
First Union Capital Markets
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated
U.S. Bank Trust National Association
Fitch IBCA, Inc.
Standard & Poor's Ratings Systems
June 30, 1999
Page 3


Regulations. The Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC. The Subsidiary REMIC Regular Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC. The Class C Subsidiary Certificate will evidence ownership of the single class of "residual interests" in the Subsidiary REMIC.

     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Account), will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1998.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is being delivered to you at Green Tree's request only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.

                                       Very truly yours,